For Release October 25, 2006	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
THIRD QUARTER 2006 RESULTS
- Net Income Per Share Grows 100% to $0.06 -
- 100% Increase in Lease Originations -
Woburn, MA – October 25, 2006 — MicroFinancial Incorporated (AMEX-MFI), a financial intermediary specializing in vendor based leasing and finance programs for transactions in the $500 to $15,000 range, today announced financial results for the third quarter and the nine months ended September 30, 2006.
Net income for the quarter was $0.9 million or $0.06 per diluted share based upon 13,942,572 shares, compared to net income of $0.4 million, or $0.03 per diluted share based on 13,910,948 shares in the third quarter of 2005.
Revenue in the third quarter of 2006 was $7.8 million compared to $9.4 million in the third quarter of 2005. Revenue from leases was $1.0 million, rental income was $5.1 million, income on service contracts was $0.4 million and other revenue components contributed $1.3 million for the current quarter.
Total operating expenses for the current quarter declined 26.3% to $6.4 million from $8.7 million in the third quarter of 2005. The third quarter 2006 provision for credit losses increased to $1.9 million from $1.6 million in the third quarter of 2005. Although net charge-offs increased $1.0 million to $3.2 million versus the comparable period of 2005, amounts greater than 31 days delinquent on September 30, 2006 decreased to $9.5 million from $20.1 million on September 30, 2005 and from $13.1 million on June 30, 2006. Selling, general and administrative expenses decreased 25.8% to $3.3 million from $4.5 million in the third quarter of last year. The reduction in SG&A expenses compared to last year includes reductions of $0.6 million in compensation related costs and $0.5 million in legal expenses. Interest expense declined 88.7% to $23 thousand, as a result of lower debt balances. Depreciation and amortization expense declined 51.5% to $1.2 million for the quarter, due to a decline in the number of rental and service contracts as well as the fact that a greater percentage of these assets are fully depreciated.
Cash received from customers for the quarter was $9.0 million compared to $13.1 million during the same period in 2005. Sequentially, cash and cash equivalents declined slightly to $32.6 million at September 30, 2006, compared to $33.1 million at June 30, 2006. New originations doubled to $6.4 million in the third quarter of 2006, compared to the second quarter of 2006, and increased by $4.8 million over the same period in 2005.
Richard Latour, President and Chief Executive Officer said, “We continue to improve our origination efforts on a quarterly basis. In the third quarter of 2006, the Company had a 29% increase in applications processing over 4,900 as compared to approximately 3,800 in the second quarter. We also had a 100% increase in lease originations funding $6.4 million as compared to $3.2 million in the second quarter of 2006. In addition we approved 145 new vendors in the third quarter of 2006. We continue to focus our attention on rebuilding our vendor base and origination business, as well as, looking for portfolios and other opportunities.”
Year to date net income for the period ending September 30, 2006, was $2.2 million versus a net loss of $2.5 million for the same period last year. Net income per diluted share year to date was $0.15 based on 13,928,399 shares.
Year to date revenues for the nine months ended September 30, 2006 decreased 18.0% to $24.9 million compared to $30.4 million during the same period in 2005. New contract originations year to date September 30, 2006 were $12.5 million versus $4.1 million through the same period last year.
Total operating expenses for the nine months ended September 30, 2006 declined 37.2% to $21.3 million versus $34.0 million for the same period last year. Selling, general and administrative expenses declined $5.3 million to $11.4 million and depreciation and amortization expenses declined 37.5% to $4.6 million. Significant factors in the decline of the SG&A expense include a decline in compensation costs of $2.0 million, collection expenses of $1.3 million, and legal expenses of $0.6 million. The provision for credit losses declined $3.7 million to $5.1 million, year to date, as compared to the same period last year. Interest expense declined 86.3% to $0.1 million year to date. Headcount at September 30, 2006 was 66, down from 89 for the same period last year. Year to date net charge-offs declined to $8.3 million as compared to $14.6 million for the same period last year. Year to date cash from customers was $30.8 million.
The Company recently paid a dividend of $0.05 per share on October 16, 2006, to shareholders of record at the close of business on September 29, 2006. This has been the ninth dividend paid by the Company since February 2005. The dividend policy is subject to review by the Company’s Board of Directors on a quarterly basis.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	September 30,
	2005	2006

ASSETS

Cash and cash equivalents	$32,926	$32,580
Net investment in leases:
Receivables due in installments	29,139	31,668
Estimated residual value	3,865	2,875
Initial direct costs	98	204
Less:
Advance lease payments and deposits	(35)	(44)
Unearned income	(3,658)	(9,230)
Allowance for credit losses	(8,714)	(5,587)

Net investment in leases	20,695	19,886
Investment in service contracts, net	1,626	771
Investment in rental contracts, net	3,025	708
Property and equipment, net	719	751
Other assets	1,315	731
Deferred income taxes	4,882	3,458

Total assets	$65,188	$58,885

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	September 30,
	2005	2006

Notes payable	$161	$38
Subordinated notes payable	2,602	300
Accounts payable	1,099	821
Dividends payable	4,114	690
Other liabilities	2,094	1,825
Income taxes payable	431	—

Total liabilities	10,501	3,674

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2005 and September 30, 2006	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 13,713,899 and 13,808,942 shares issued at December 31, 2005 and September 30, 2006, respectively	137	138
Additional paid-in capital	43,839	44,281
Retained earnings	10,711	10,792

Total stockholders’ equity	54,687	55,211

Total liabilities and stockholders’ equity	$65,188	$58,885

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2005	2006	2005	2006
Revenues:
Income on financing leases	$832	$1,007	$3,442	$2,403
Rental income	6,469	5,121	19,330	16,436
Income on service contracts	792	435	2,818	1,478
Loss and damage waiver fees	681	431	2,251	1,475
Service fees and other	595	848	2,559	3,124

Total revenues	9,369	7,842	30,400	24,916

Expenses:
Selling, general and administrative	4,461	3,312	16,699	11,445
Provision for credit losses	1,576	1,887	8,870	5,124
Depreciation and amortization	2,465	1,195	7,414	4,634
Interest	203	23	986	135

Total expenses	8,705	6,417	33,969	21,338

Income (loss) before provision (benefit) for income taxes	664	1,425	(3,569)	3,578
Provision (benefit) for income taxes	310	573	(1,032)	1,424

Net income (loss)	$354	$852	($2,537)	$2,154

Net income (loss) per common share:
Basic	$0.03	$0.06	($0.19)	$0.16

Diluted	$0.03	$0.06	($0.19)	$0.15

Weighted-average shares:
Basic	13,710,683	13,803,996	13,518,351	13,784,650

Diluted	13,910,948	13,942,572	13,518,351	13,928,399

About The Company
MicroFinancial Inc. (AMEX: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $15,000 range. The Company has been in operation since 1986.
Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company’s common stock. Statements relating to past dividend payments or the Company’s current dividend policy should not be construed as a guarantee that any future dividends will be paid. For a more complete description of the prominent risks and uncertainties inherent in the Company’s business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.